Exhibit 99.2

Intersect ENT

Third Quarter Earnings

November 05, 2014 at 4:30 PM Eastern

CORPORATE PARTICIPANTS Lisa Earnhardt – President and Chief Executive Officer Jeri Hilleman – Chief Financial Officer James Stambaugh – Vice President, Clinical Affairs and Reimbursement

Intersect ENT

September 03, 2014 at 4:30 PM Eastern

PRESENTATION

Operator

Good afternoon and welcome to the Intersect ENT Third Quarter Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key, followed by zero.

After today’s presentation, there will be an opportunity to ask questions. Please note, this event is being recorded.

I would now like to turn the conference over to Jeri Hilleman, Chief Financial Officer. Please go ahead.

Jeri Hilleman

Thank you, Denise, and good afternoon. With me today is Lisa Earnhardt, President and CEO of Intersect ENT and James Stambaugh, VP of Clinical Affairs and Reimbursement. We appreciate you joining us today to review our third quarter results and business update.

Before we begin, I’d like to remind you that we will make statements during this call that include forward-looking statements within the meaning of Federal Securities Laws. Actual results or the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include without limitation, our outlook for financial performance, sales force growth, clinical studies, approval of new products and indications, and the receipt of reimbursement, which are based upon current estimates and assumptions, as well as other risks detailed from time-to-time in Intersect ENT’s reports filed with the SEC.

Intersect ENT disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein.

I will now turn the call over to Lisa Earnhardt. Lisa?

Lisa Earnhardt

Thanks, Jeri and good afternoon everyone. Our first quarter as a Public Company was indeed an exciting one, pricing our offering and ringing the NASDAQ bell affirm the progress we’ve made delivering solutions to improve the lives of chronic sinusitis patients. Today, we’ll highlight three additional accomplishments from the third quarter, specifically, our progress in driving adoption of our PROPEL products, tangible advances in our pipeline and clinical programs, and expansion of our commercial footprint to position us for growth in 2015 and beyond. We are pleased with the progress we have made in driving adoption of our PROPEL and PROPEL mini steroid-releasing implants.

As we just reported, revenue grew to 9.1 million in the third quarter as we continue to grow sequentially quarter-over-quarter. Our growth continues to be driven by both the acquisition of new accounts, as well as a strong recurring business. In fact, over 75% of our business comes from reordering customers. Overall, we have expanded into almost 1,200 accounts and have treated over 40,000 patients since approval. Net-net, we’re pleased with our momentum on the commercial front.

Intersect ENT

September 03, 2014 at 4:30 PM Eastern

We had a strong presence at the annual conferences of the American Rhinologic Society and the American Academy of Otolaryngology in September, and I’d like to ask James Stambaugh to share some highlights, as well as provide an update on our RESOLVE clinical program.

James Stambaugh

Thanks Lisa. We were pleased to see an elevated awareness of Intersect ENT at the conferences, as evidenced by the level of interest and outreach from physicians, as well as the many references to PROPEL and to our pipeline products in physician presentations.

We had two major events at the conferences. First, our sponsored Synchronicity Physician Educational Event and second, the presentation on the outcomes of our RESOLVE Phase 2 clinical trial.

The Synchronicity event was opened by Dr. David Kennedy, the Surgeon who introduced endoscopic sinus surgery in the United States. Dr. Kennedy commenced his remarks by describing the approval process for new ENT devices, sharing that while over 300 ENT products have received 510(k) clearance in the last 10 years, there’ve been only three PMA approved devices in the ENT field, one of which is PROPEL.

This review showcased the competitive advantages of our products and highlighted that the level of clinical and scientific rigor supporting PROPEL is truly noteworthy in this space. Dr. Kennedy’s remarks were followed by a physician panel discussion, designed to share real-world experience with PROPEL, followed by questions from the standing room only audience. We believe these peer-to-peer educational programs to be a powerful tool to drive adoption as physicians share their experiences with one another.

In addition to this physician program, Dr. Joseph Hahn presented a summary of the RESOLVE trial results. As a reminder, the RESOLVE study was a 100-patient, prospective, multi-center, randomized, controlled, blinded clinical trial evaluating our RESOLVE steroid eluting implant, for the in-office treatment of patients with recurrent disease due to polyps.

Dr. Hahn’s presentation was recognized by the Society with the Cottle Award for Best Clinical Research, the third such award recognizing Intersect ENT’s clinical studies. Dr. Hahn commented, that the overall study results reflected his own observations in his study patients, in whom he observed that nasal polyps responded quickly to the steroid implant, within seven days. At 90 days, more than half of the patients treated with this implant were no longer indicated for surgery. The RESOLVE study results were published last month in the International Forum of Allergy & Rhinology, along with two other publications on our products.

We are pleased with the results from these studies which continue to build upon the solid foundation of clinical evidence supporting the benefits of our technology for patients with chronic sinusitis.

Intersect ENT

September 03, 2014 at 4:30 PM Eastern

We have applied the learnings from the RESOLVE trial into refining the final design of RESOLVE II, our Phase 3 study. We met with the FDA in early October and were pleased to have had a collaborative discussion and to receive clarity on key points of the trial design.

We plan to commence the RESOLVE II study in early 2015, as previously communicated. Three hundred patients will be enrolled in the trial and we expect to complete enrollment in the latter part of 2016.

Lisa Earnhardt

Thanks, James. We also made solid progress on two other pipeline initiatives, the PROGRESS study to evaluate the use of PROPEL mini when placed in the frontal sinus opening following sinus surgery, as well as the first-in-man evaluation of our NOVA product.

PROPEL mini, like PROPEL is approved for use in the ethmoid sinus, the common drainage pathway for the sinuses. The PROGRESS study will enroll 80 patients and is designed to support an expanded indication for placement in the frontal sinus, the sinuses right behind your eyebrows. We believe at least 25% of patients who undergo sinus surgery have their frontal sinuses opened. We started patient enrollment in late Q3, in this prospective randomized, blinded, multi-center trial, and expect to complete enrollment by mid-2015.

Our other pipeline initiative is NOVA, which is a miniaturized steroid eluting implant designed primarily as a treatment in the physician office, targeting patients suffering from chronic sinusitis who have not yet had sinus surgery. We now have a small study underway to evaluate placement feasibility in both the frontal and maxillary sinuses, as well as outcomes through three months.

This past quarter, we completed enrollment and are now in the process of following patients and assessing outcomes. We were pleased with the placement success rate and expect to be able to update you about our takeaways and next steps in early 2015.

On a final note, before I turn the call over to Jeri, I just wanted to highlight our progress in building organizational readiness to drive top line growth and achieve our clinical milestones in 2015.

We are actively expanding our team, especially on the sales force along with our reimbursement, and clinical research teams. Our sales force now stands at 50 Territory Managers, up almost 70% from the 31 Territory Managers in-place at the start of the year. Much of this growth has occurred since our IPO, as we expand to reach a larger number of the 7,500 sinus surgeons in the US. We are also expanding our Sales Leadership to support this growth.

We continue to hire seasoned medical device professionals and believe that our track record, unique value proposition, and growth prospects create a compelling basis for recruitment and retention of very strong talent.

Intersect ENT

September 03, 2014 at 4:30 PM Eastern

Overall, when we reflect on the quarter, we are encouraged by our continued success in capturing the hearts and minds of a growing number of ENTs. We are also pleased to be moving forward towards starting our RESOLVE II trial, to be enrolling patients in the PROGRESS frontal study, and to be completing the first-in-man study with NOVA.

We continue to onboard talented and motivated team members and together we’re working to deliver shareholder value and of course, improve the lives of chronic sinusitis patients.

I’d now like to turn the call over to Jeri, to review our financial results and outlook for the rest of the year. Jeri?

Jeri Hilleman

Thanks, Lisa. As Lisa referenced, revenue grew to $9.1 million in the third quarter, an increase of 113% over the third quarter last year. In addition, we continued to grow revenue quarter-over-quarter, even during the historically slow summer months. Our reported gross margin was 72%, consistent with last quarter, and higher than the 66% reported in the third quarter of last year. This improvement is driven primarily by our increased volume and our consequent ability to spread overhead more broadly.

Our third quarter R&D expenses were $2.8 million, an increase of 33% compared with $2.1 million in the third quarter last year. This increase was primarily due to an increase in development costs for our pipeline products and increase in personnel.

Our third quarter SG&A expenses were $9.7 million, an increase of 106% compared with $4.7 million in the third quarter last year. This increase is primarily due to hiring additional sales and marketing personnel, as we increased our sales force, and support function growth.

Our balance of cash, cash equivalents, and short-term investments at the end of the third quarter was $53.6 million, benefiting from the $55.8 million we received in net IPO proceeds during the quarter. We also retired approximately $1 million of debt to eliminate the associated costs.

Looking forward, we remain on track to deliver on our previously stated revenue guidance for 2014 of 35 to $37 million and now believe we will come in at the upper-end of that range. Supporting this outlook, we expect to continue to expand usage in new and current accounts, while benefiting from the higher rate of surgical procedures that we have seen in previous end of the year periods.

We have also guided to a gross margin of 70 to 72% for 2014 and expect to deliver at the top-end of this range, as well. We continue to expect 2014 operating expenses to fall between 46 to $48 million.

Finally, we expect to have approximately 23.4 million shares outstanding in the fourth quarter. However, for calculation of 2014 GAAP EPS, we would recommend you use 11.3 million shares for the year, reflecting the lower number of common shares in the period before our IPO.

Intersect ENT

September 03, 2014 at 4:30 PM Eastern

Lisa, I’ll now turn the call back to you.

Lisa Earnhardt

Thanks, Jeri. On our last call I closed by saying that in the near-term, it is all about commercial execution. We are holding to that mandate and remain focused on building our team to continue to drive growth and deliver on our plan. We are excited about the opportunity ahead to deliver meaningful growth via expanding patient and physician access to PROPEL, while delivering on the promise of our pipeline of less invasive, more cost effective products for use in the physician office. We are uniquely positioned to make this happen and look forward to keeping you posted on our progress.

Denise, let’s go ahead and open the lines for questions.

QUESTIONS AND ANSWERS

Operator

Thank you. We will now begin the question and answer session. To ask a question you may press star, then one on your telephone keypad. If you are using a speakerphone, please pick-up your handset before pressing the keys. To withdraw your question, please press star, then two.

At this time, we will pause momentarily to assemble our roster.

Our first question will come from Mike Weinstein of JP Morgan. Please go ahead.

Mr. Weinstein, your line is open.

Mike Weinstein

Can you hear me okay?

Lisa Earnhardt

We can hear you.

Mike Weinstein

Oh, good. Okay, perfect. Sorry. So, let me start with the commentary you guys made about—so, number one, you’re coming off of which is a very good third quarter so congratulations. Then your commentary about the full-year guidance coming in at the upper-end of the range. So, can we flush it out a little bit and talk about, kind of what you’re seeing within the business that’s giving you that confidence? What you saw over the course of the quarter because naturally we would expect to see them slow down over the course of the summer months in the third quarter and it didn’t look like we saw that.

Then lastly, can you give us a little bit more on the sales force build out. You talked on the 2Q call about the acceleration in the sales force adds. Can you just give us an update on where that stands today? Thanks.

Intersect ENT

September 03, 2014 at 4:30 PM Eastern

Jeri Hilleman

Hey Mike, this is Jeri. I’ll take a first pass at that. If you look back at the dynamics that we’ve seen, we did address that the summer months tend to be very slow. We have built on a number of new reps during the third quarter, and starting to see them begin to get comfortable in their territories.

So, we’re seeing very consistent productivity as people ramp up and I think that the tenure that we have in our experienced reps and some of the new reps is what gives this quarter in our continued outlook for 2014.

When you think about the size of the reps, we’ve grown to about—to having 50 Territory Managers now, and expect to continue to add a few more as we go through and complete the year.

Mike Weinstein

Okay, that’s great. A couple of things you said, one; I want to follow-up on the RESOLVE II commentary. So, with RESOLVE II, are you locked down on design now, so it’s—post the discussion with the FDA, is it definitively 300 patients? Is that—can you just describe anything else you know about trial design and what else is needed to wrap up before you would start the study?

James Stambaugh

Sure. This is James; I’ll take that. The RESOLVE II study design is actually fairly similar to RESOLVE. I mentioned that it will include 300 patients. It’ll be randomized 2-to-1, so there’s twice the odds of a patient being enrolled into the treatment arm versus control group.

As a reminder, the treatment group receive the implants in both ethmoid sinuses, whereas the control group undergoes a sham procedure. So the study will continue to include both patient reported and endoscopic outcome measures. We were able to simplify the study in several ways. One is that we reached agreement with the FDA not to include ocular exams which was a significant cost and visit burden for patients. So that was a positive outcome.

We also narrowed the patient population somewhat based on our experience from the RESOLVE study. So we think those two things—we certainly gained alignment with the FDA on those and the remaining steps are we do have the protocol submitted back to the FDA, and we expect to have their concurrence early next month.

Mike Weinstein

That’s great. So the elimination of ocular exams, I’d read that as a (inaudible) on the FDA getting incrementally comfortable with the idea of the steroid eluting implant. Is that a fair assumption, the FDA’s just getting more comfortable with PROPEL and mini PROPEL, and now with this other—with the idea of the implant?

James Stambaugh

Absolutely. We’ve provided clinical evidence from 155 patients in the PROPEL studies and the hundred patients from the RESOLVE trial, as well as literature support for that decision.

Intersect ENT

September 03, 2014 at 4:30 PM Eastern

Mike Weinstein

James, that’ll be—will that be three month follow-up? Is that decided at this point?

James Stambaugh

Yes, it’ll be three months follow-up.

Mike Weinstein

Great and then, maybe one last question. I’ll let some others jump in guys. But is there anything you want to update us on, on reimbursement, and some of what you’re working on there, such as the goal of trying to establish a new CPT code? Any progress over the course of the last couple of months?

Lisa Earnhardt

Yes, as you know—Mike, this is Lisa. You know reimbursement is certainly a multi-year process and we have a number of initiatives underway, in terms of both coding and coverage. I think where we made the most progress the last couple of months since we last spoke, was around clinical evidence which is clearly a key part of gaining reimbursement.

So as James mentioned, we had three new clinical papers that were published just last month demonstrating the value of our products, specifically in the office setting. So that’s, you know, definitely a great feather in our cap, and at this point, we’re not able to share anything further in terms of where we are with the coding initiatives, but we’ve got a couple of different things in the works.

Mike Weinstein

Okay, great. I’ll let some others jump in. Thank you guys.

Operator

The next question will come from Tom Gunderson of Piper Jaffray. Please go ahead.

Tom Gunderson

Hi, good afternoon. So, let me follow-up on the questions that Mike was asking about RESOLVE II and just sort of go over the timing again. That would be start enrolling in early 2015, I think I heard, and late 2015 to stop enrolling? Finish enrolling and then three months follow-up means—just looking to see if there’s anything I’m missing here—submitting this to the FDA sometime in early ‘16. Is that right?

Lisa Earnhardt

Hey, Mike—Tom, this is Lisa. You’re about a year off with that timing and so given that we are enrolling 300 patients versus what we did in RESOLVE, we believe we’ll need until the latter part of 2016 to do enrollment. Then we’ll have the subsequent timing in terms of the follow-up and then the submission to the FDA with the NDA.

So we remain, as we have in the past, consistently saying we think it’s going to be about a 2018 approval. But no change there. Obviously, we’ll look to identify ways to accelerate

Intersect ENT

September 03, 2014 at 4:30 PM Eastern

enrollment. We’re pleased with the FDA relaxing their requirements from an ocular standpoint between that and the 2-to-1 randomization that works in our favor. On the flip side, as you know, we are narrowing the patient population somewhat to those patients that have more extensive disease. So we’re still anticipating enrollment’s going to take, you know, just short of a couple of years.

Tom Gunderson

Got it. Thanks. Sorry for the error, note taking 101. The territories; you’re at 50 now. I had you at 50 for the end of the year. Excuse me, I think I heard Jeri say you’re going to continue to add this year and I would assume, continue with your measured expansion of the sales force until you see that it’s less productive?

Jeri Hilleman

That’s correct Tom. What we’ve said previously and really it’s still kind of our thinking, is that we’ll end the year somewhere between 50 and 55, and for next year we’ll probably add, order of magnitude, 20 more Territory Managers probably fairly evenly through the course of the year.

Tom Gunderson

Okay and then you said 75%—over 75% from reorders which is obviously good, but can you give us a sense—do you have a sense of same-store sales increases? Are you seeing growth there? Any change in penetration of individual practices on the number of best procedures that they’re using PROPEL with?

Lisa Earnhardt

Yes, I’ll take that one Tom. It’s Lisa. We don’t have any specific stats to share with you today. As you know, going from Q2 to Q3 there is a surgical volume drop and so, you know, typically we say the seasonality effect to be about 15% off in terms of volumes, when you go from a very busy spring to a very slow summer, and we saw that similar trend this year.

So we don’t have any—we do know from our previous analysis that we’ve done, that we continue to grow, and drive depth with our existing users while adding new accounts. It is something we’ll, you know, look at reporting, you know, on a periodic basis moving forward.

Jeri Hilleman

Yes and we’ve seen a lot of consistency and, you know, the 75% level of our business is coming from recurring accounts. So we have a recurring base and that recurring component of overall revenues remain very constant.

Tom Gunderson

Got it and then last question. Just checking the numbers, the number of implants per procedure and ASPs. How did they change, if at all, in the quarter?

Lisa Earnhardt

They have not changed. So, 1.8 implants per procedure and ASP is right around 700. So, very consistent.

Intersect ENT

September 03, 2014 at 4:30 PM Eastern

Tom Gunderson

Great. That’s it for me. Thank you.

Jeri Hilleman

Thank you Tom.

Lisa Earnhardt

Thanks Tom.

Operator

The next question will come from Richard Newitter of Leerink Partners. Please go ahead.

Robbie (ph)

Hi, good afternoon. Thanks for taking the questions. This is actually Robbie in for Rich. Two questions; one, maybe on the gross margins. You know, better than I thought, looks like fixed costs are getting utilized nicely. Wondering what’s sort of the long-term, if you could remind us of the long-term prospects of where you can see those going?

Then second, with the 75% recurring sort of same-store sales. Can you also maybe give us an outlook on how you see this mix shifting as you add new Territory Managers? Thanks.

Jeri Hilleman

Hi Robbie. This is Jeri. Good questions. As we think about gross margin over time, as we add volume, we really think that that number will improve. We have said that an overall target’s probably around 80%. We haven’t given any timeframe with that.

But, I think as we get to where a steady-state production of spreading overhead, that’s a reasonable longer-term target for us.

Lisa Earnhardt

Then on the second question with regards to our recurring base of business. I mean, as you might imagine, as we grow and that book-of-business, that sticky business if you will, continues to—will continue to become a bigger portion of our overall revenue.

We do anticipate, as you know, we have a lot of headroom in terms of growth both in terms of the number of accounts that are still out there who don’t yet stock PROPEL or PROPEL mini, as well as the number of physicians who are not yet using. So we do see our growth coming really from both aspects in the coming year.

Robbie

Great, thanks. Then maybe one last one, just regarding the commentary on adding 20 Territory Managers in next year. That’s a little bit below I guess what we were modeling. Is that—sort of take it as maybe the 3Q was a little bit higher, pulled forward some hires and then, sort of your resources going to be allocated into R&D as you build the clinical studies?

Intersect ENT

September 03, 2014 at 4:30 PM Eastern

Jeri Hilleman

I think this represents a sales force expansion that we’ve talked about consistently, you know, certainly on the last call, and then some of our other overall commentary. But, you know, targeting—the growth we have this year plus about 20 reps next year, we think is very strong growth. Is consistent with the pace of which we think we can recruit quality people, establish new territories. So we see it as actually consistent with how we’ve planned for the story to unfold.

Robbie

Okay, great. Thanks. I’ll get back in the queue.

Operator

Our next question will come from Tao Levy of Wedbush Securities. Please go ahead.

Matt Won (ph)

Hi, good afternoon. This is actually Matt Won filling in for Tao. I just have two quick questions. First, with regards to the AAO meeting in September. Have you heard any feedback that is different from the first half of the year from physicians after the AAO meeting?

Lisa Earnhardt

Yes, I think, you know, it’s continued in terms of the positive feedback we have on both the product, the idea around localized drug delivery, and then the (inaudible) I would say, as James had commented on, if anything. So it’s just increased awareness of who we are and we certainly have transitioned over the last couple of years from being, you know, a small start-up organization, and now that we have I would say widespread awareness around our technology.

So we feel great about those interactions and you can see it is marked from where we were last fall, in 2013, to this year. There clearly was more awareness around what we’re doing and obviously greater utilization and adoption of our products.

Matt Won

Thanks and what have you seen as far as surgical volumes? You know in 3Q, I know you alluded towards the end of your commentary, but according to some of the larger med-tech companies that have already reported, these trends seem to have continued into the fourth quarter. Have you seen this as well?

Lisa Earnhardt

Yes. I mean the sinus surgery volumes sell off the summer just as they’ve done historically. That said, we did anecdotally see a slight pick-up earlier, in particular September, and that’s earlier than what it typically does. So it’s obviously something we continue to monitor. There have been changes in seasonality patterns with the intro of high-deductible plans at the beginning of the year.

So it is something that we’re monitoring and I think our experience is pretty consistent with what we’ve seen with some of the larger players where we did see a pick-up. We still saw a slowdown, no question about it, but we did see a little bit more pick-up more quickly than we typically do.

Intersect ENT

September 03, 2014 at 4:30 PM Eastern

Matt Won

Okay. Thank you so much.

Lisa Earnhardt

Thanks.

Jeri Hilleman

Thank you.

Operator

As a reminder, if you would like to ask a question, please press star, then one. Again, it is star one to ask a question.

I’m showing no additional questions in the queue. This will conclude our question and answer session. I would like to turn the conference back over to Lisa Earnhardt for any closing remarks.

CONCLUSION

Lisa Earnhardt

Thanks, Denise and thanks everyone for joining us today. We certainly appreciate your interest and support and look forward to staying in touch with you all. Thanks so much. Have a great afternoon.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Intersect ENT

September 03, 2014 at 4:30 PM Eastern